UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

IRIDEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IRIDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2022

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IRIDEX Corporation, a Delaware corporation (the “Company”), will be held on June 15, 2022 (the “Annual Meeting”) at 9:00 a.m., Pacific time, at the Company’s principal executive offices located at 1212 Terra Bella Avenue, Mountain View, California 94043, for the following purposes:

1.	To elect the six (6) directors named in the proxy statement to serve for the ensuing year or until their successors are elected and qualified (Proposal One);

2.	To ratify the appointment of BPM LLP as the Company’s independent registered public accounting firm for fiscal year 2022 ending December 31, 2022 (Proposal Two);

3.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers (Proposal Three); and

4.	To transact such other business as may properly be brought before the meeting and any adjournment(s) or postponement(s) thereof.

Stockholders at the close of business on April 18, 2022 shall be entitled to notice of and to vote at the Annual Meeting. The date of this proxy statement is April 29, 2022 and the Notice of Internet Availability (the “Internet Notice”) is being mailed on or about May 4, 2022 to stockholders of record as of April 18, 2022.

All stockholders are cordially invited to attend the meeting. The Internet Notice also provides instruction on how to vote via the Internet and includes instructions on how to receive a paper copy of our proxy materials by mail. This proxy statement and our annual report can be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on your Internet Notice or proxy card. Any stockholder attending the Annual Meeting may vote in person even if he, she or it has previously voted using the Internet, telephone or proxy card. If you wish to attend the Annual Meeting to vote in person and need directions, please contact Investor Relations at (650) 940-4700 or investors@iridex.com.

By Order of the Board of Directors of IRIDEX Corporation,

Mountain View, California	David I. Bruce
April 29, 2022	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING WE URGE YOU TO
SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE OR MAIL.

IRIDEX CORPORATION

1212 Terra Bella Avenue
Mountain View, CA 94043

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of IRIDEX Corporation, a Delaware corporation (the “Company” or “IRIDEX”), is furnishing this proxy statement in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the principal executive offices of the Company located at 1212 Terra Bella Avenue, Mountain View, California 94043 on June 15, 2022, at 9:00 a.m., Pacific time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s telephone number is (650) 940-4700.

The date of this proxy statement is April 29, 2022 and the Notice of Internet Availability (the “Internet Notice”) is being mailed on or about May 4, 2022 to stockholders of record as of April 18, 2022, and these proxy solicitation materials and the Annual Report on Form 10-K, filed as of March 15, 2022 for fiscal year 2021 ended January 1, 2022, including the consolidated financial statements (the “Form 10-K”), were first made available to you on the Internet, on or about March 15, 2022. We maintain a website at www.iridex.com. The information on our website is not a part of this proxy statement.

Record Date and Share Ownership

Stockholders at the close of business on April 18, 2022 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) or postponement(s) thereof. At the Record Date, 15,885,307 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), were issued and outstanding.

Internet Notice

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Internet Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Internet Notice. In addition, the Internet Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a proxy card. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Voting

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. Holders of Common Stock are the only security holders of the Company entitled to vote at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Internet Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Internet Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in-person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

By mail—Stockholders of record who received paper copies of our proxy materials may submit proxies by signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Street name stockholders may vote by following the instructions provided by their brokers, banks or nominees.

By Internet—Stockholders of record may submit proxies online by following the “Vote by Internet” instructions on their proxy cards or Internet Notice until 11:59 p.m., Eastern time, on June 14, 2022. Street name stockholders may be able to vote by accessing the web site specified in the voting instructions provided by their brokers, banks or nominees. Please check the voting instructions for Internet voting availability.

By telephone—Stockholders of record who live in the United States or Canada may submit proxies by calling 1-800-652-VOTE (8683) and following the “Vote by Telephone” instructions on their proxy cards until 11:59 p.m., Eastern time, on June 14, 2022. Street name stockholders may be able to vote by phone by calling the number specified in the voting instructions provided by their brokers, banks or nominees. Please check the voting instructions for telephone voting availability.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Company at its principal offices to the attention of the Company’s Chief Executive Officer a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person by ballot.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing street name stockholders for their expenses in forwarding solicitation material to such street name stockholders. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or other electronic means. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $18,000 in total.

Quorum; Abstentions; Broker Non-Votes

Votes cast by a properly submitted proxy card, by telephone, by the Internet or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”). Holders of a majority of the shares entitled to vote must be present at the meeting, represented by a properly submitted proxy card, voted by telephone or voted by the Internet in order for a quorum to exist. Except with respect to Proposal One, the Election of Directors, which will be decided by a plurality of the votes cast, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval of all other Proposals presented to stockholders.

Shares that are timely voted by telephone, the Internet or a properly dated, executed and returned proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) FOR the election of the nominees for directors set forth herein; (ii) FOR the ratification of the appointment of BPM LLP as the independent registered public accounting firm of the Company for fiscal year 2022 ending December 31, 2022; (iii) FOR the advisory vote to approve the compensation of the Company’s named executive officers; (iv) and in the proxy holder’s discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Pursuant to Delaware law, the Inspector will treat shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum and as shares entitled to vote on the subject matter at the Annual Meeting with respect to such matter. With respect to broker non-votes, although broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the outcome of the vote on such matter.

If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker, bank or other nominee may not have authority to vote your shares on your behalf. If you hold your Common Stock through a broker and you do not instruct your broker how to vote on Proposals One and Three, your broker will not have discretion to vote on your behalf and no votes will be cast on your behalf with respect to such Proposal(s). Your broker will continue to have discretion to vote any uninstructed shares on Proposal Two, the ratification of the appointment of the Company’s independent registered public accounting firm.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at the 2023 Annual Meeting of Stockholders and for inclusion in the Company’s proxy materials. Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be directed to the Corporate Secretary, IRIDEX Corporation, at 1212 Terra Bella Avenue, Mountain View, California 94043, and must be received by December 31, 2022. The Company’s bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the bylaws, not later than March 17, 2023 and not earlier than February 15, 2023.

Recommendation and Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board Committees—Nominating and Governance Committee.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting” for stockholder proposals that are not intended to be included in a Proxy Statement.

Stockholder Information

A copy of the Company’s Annual Report on Form 10-K filed as of March 15, 2022 for fiscal year 2021 ended January 1, 2022, including the consolidated financial statements, is available to you on the Internet at www.iridex.com. The information on our website is not a part of this proxy statement. In compliance with Rule 14a-3 promulgated under the Exchange Act, the Company hereby undertakes to provide without charge to each person, upon written request, a copy of the Company’s Annual Report on Form 10-K, filed as of March 15, 2022 for fiscal year 2021 ended January 1, 2022, not including exhibits. If a stockholder prefers a copy of the Annual Report on Form 10-K filed as of March 15, 2022, for fiscal year 2021 ended January 1, 2022 including exhibits, the stockholder will be charged a reasonable fee (which shall be limited to our reasonable expenses in furnishing such exhibits). Requests for such copies should be directed to IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, California 94043, Attention: Investor Relations.

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting us as instructed in the previous paragraph, or by contacting our Investor Relations Department at (650) 940-4700. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.

The Internet Notice, these proxy solicitation materials, and the Form 10-K, are available at www.edocumentview.com/irix. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

CORPORATE GOVERNANCE MATTERS

Independence of the Board of Directors

The Board has determined that, with the exception of Mr. Bruce, the Company’s President and Chief Executive Officer, all of its members are “independent directors” as defined in the listing standards of The Nasdaq Stock Market.

Board Leadership Structure and Oversight of Risk Management

Our Chief Executive Officer is responsible for (i) setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, (ii) assisting the Board in its fundamental role of providing advice to and oversight of management, and (iii) together with the Chairperson of the Board, setting the agenda for Board meetings.

Scott Shuda serves as the Chairperson of the Board. The Board believes that maintaining a chairperson position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Chairperson oversees Board meetings during any sessions conducted as executive sessions without employee directors or other employees being present, and also consults with the Chief Executive Officer and the Chief Financial Officer on business issues. Other responsibilities of the Chairperson include: preside at all Board meetings; provide input to the Chief Executive Officer, as is necessary or appropriate, with respect to the agendas for meetings of the Board and its committees; call meetings of independent directors, as necessary; preside at executive sessions of independent directors; communicate feedback from executive sessions of independent directors to management; advise with respect to the quality, quantity and timeliness of the flow of information from Company management to the independent directors as is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; advise on the retention of advisors and consultants who report directly to the Board; be available for consultation and communication with significant stockholders, as reasonably requested; coordinate the assessment of Board Committee structure, organization, and charters, and evaluate the need for any changes; receive messages from stockholders wishing to communicate directly with the non-management directors and facilitate an appropriate response; participate in Board candidate interviews, as appropriate; facilitate discussions among independent directors on key issues and concerns outside of Board meetings; and have such other duties as the Board may delegate to assist in meeting its responsibilities.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Board continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Nominating and Governance Committee oversees risks relating to our Board composition.

Board Meetings and Committees

The Board held a total of nine meetings (including regularly scheduled and special meetings) and executed three unanimous written consents during fiscal year 2021 ended January 1, 2022. No directors serving during fiscal 2021 attended fewer than 75% of the aggregate of all meetings of the Board and committees of the Board upon which such director served.

Board Committees

During fiscal year 2021, the Board had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. On April 20, 2022, the Board approved of the reconstitution of the committees.

Audit Committee. The Audit Committee of the Board consists of Mr. Ludlum, Ms. Devi, and Ms. Huss. Mr. Ludlum serves as the Chairperson of the Audit Committee. Ms. Devi was appointed to the Audit Committee in June 2021 following her appointment to the Board. Mr. Grove was removed from the Audit Committee in connection with the appointment of Ms. Devi. Mr. Gunst was removed from the Audit Committee in connection with his decision not to stand for re-election to the Board at the 2021 Annual Meeting. Mr. Shuda was removed from the Audit Committee and Ms. Huss was appointed to the Audit Committee in connection with the reconstitution of the committees on April 20, 2022. The Audit Committee held four meetings during the last fiscal year. The Board has determined that each member of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market and the rules of the SEC and that Mr. Ludlum is an “audit committee financial expert” as defined in rules of the SEC. Among other things, the Audit Committee reviews and advises the Board regarding the Company’s accounting matters and is responsible for appointing and overseeing the work of the independent registered public accounting firm, pre-approving audit and non-audit services to be provided by the independent registered public accounting firm, and reviewing the Company’s financial statements. The Audit Committee has adopted a written charter approved by the Board, which was amended in May 2020, a copy of which is available on our website at www.iridex.com.

Compensation Committee. The Compensation Committee of the Board consists of Ms. Huss, Mr. Shuda, and Dr. Grove. Mr. Shuda previously served as the Chairperson of the Compensation Committee and replaced Ms. Engibous as the Chairperson in June 2021. Ms. Engibous was removed from the Compensation Committee in connection with her decision not to stand for re-election to the Board at the 2021 Annual Meeting. Mr. Ludlum was removed from the Compensation Committee in connection with the appointment of Ms. Devi. Ms. Devi was appointed to the Compensation Committee in June 2021 following her appointment to the Board. Ms. Devi was removed from the Compensation Committee and Ms. Huss was appointed to the Compensation Committee as the Chairperson, replacing Mr. Shuda as the Chairperson, in connection with the reconstitution of the committees on April 20, 2022. The Compensation Committee held three meetings during the last fiscal year. The Board has determined that each member of the Compensation Committee is independent as defined under the listing standards of The Nasdaq Stock Market and the rules of the SEC. Among other things, the Compensation Committee reviews and advises the Board regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company. The Compensation Committee has adopted a written charter approved by the Board, which was amended in March 2020, a copy of which is available on our website at www.iridex.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board consists of Mr. Ludlum, Dr. Grove, Mr. Shuda, and Ms. Devi. Mr. Ludlum serves as the Chairperson of the Nominating and Governance Committee. Ms. Engibous was removed from the Nominating and Governance Committee in connection with her decision not to stand for re-election to the Board at the 2021 Annual Meeting. Dr. Grove and Mr. Shuda were appointed to the Nominating and Governance Committee in June 2021 in connection with the departures of Mr. Gunst and Ms. Engibous. Ms. Devi was appointed to the Nominating and Governance Committee in connection with the reconstitution of the committees on April 20, 2022. The Nominating and Governance Committee held four meetings during the last fiscal year. The Board has determined that each member of the Nominating and Governance Committee is independent as defined under the listing standards of The Nasdaq Stock Market. Among other things, the Nominating and Governance Committee develops general criteria regarding the qualifications and election of Board members. Our Board and Nominating and Governance Committee discuss possible candidates for election. Following such discussion, the Nominating and Governance Committee considers and recommends candidates for election to the Board. It is the policy of the Nominating and Governance Committee to consider nominees for the Board submitted by the stockholders of the Company. For more information regarding the submission of nominees for the Board, see the discussion in “Corporate Governance Matters—Process for Recommending Candidates for Election to the Board of Directors” below. The Nominating and Governance Committee has adopted a written charter approved by the Board, which was amended in March 2020, a copy of which is available on our website at www.iridex.com.

Attendance at Annual Stockholder Meetings by the Board of Directors

The Company has adopted a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders as part of the Board Governance Guidelines. The Company’s policy is that it encourages, but does not require, directors to attend the Company’s annual meeting of stockholders. Mr. Bruce, Mr. Ludlum, Mr. Shuda, Dr. Grove, and Ms. Devi attended the Company’s 2021 Annual Meeting of Stockholders.

Board Diversity

In August 2021, the SEC approved The Nasdaq Stock Market’s proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq-listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq-listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either female, an under-represented minority or LGBTQ+. The Company is in compliance with Nasdaq’s diversity requirement, as demonstrated by the Board Diversity Matrix below, which presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix (as of April 18, 2022)
Total Number of Directors	6
	Female	Male	Did not disclose gender
Part I: Gender Identity
Directors	2	3	1
Part II: Demographic Background
Asian	1	-	-
White	1	3	-
Did Not Disclose Demographic Background	1

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board.

The Company seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies and should have achieved a high level of distinction in their fields. The Nominating and Governance Committee’s general criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

·

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business, other commitments and the like, and (3) such other factors as the Nominating and Governance Committee may consider appropriate. Diversity is one of the numerous criteria that the Nominating and Governance Committee considers when reviewing potential candidates.

·

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have qualifications that will increase overall Board effectiveness and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

·

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any such firm.

·

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee may do any of the following when considering a candidate for the Board: review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Governance Committee deems necessary or proper.

·

The Nominating and Governance Committee will apply these same principles when evaluating director candidates who may be elected initially by the full Board to fill vacancies or newly created directorships prior to the next annual meeting of stockholders at which directors are elected.

·	After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

Consistent with past practice, the Nominating and Governance Committee and the Board will continue to monitor and assess the size and composition of the Board and will consider the appointment of additional directors from time to time as appropriate to serve the best interests of the Company and its stockholders.

Communications with the Board of Directors

Any stockholder who desires to contact our Board may do so electronically by sending an email to the following address: BOD@iridex.com. Alternatively, a stockholder can contact our Board by writing to: Board of Directors, c/o Chairperson, IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043. Communications received electronically or in writing will be distributed to the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Corporate Governance Guidelines

Our Board is committed to maintaining the highest standards of board leadership and corporate governance at the Company. In March 2020, the Board adopted Board Governance Guidelines based on the recommendation of its Nominating and Governance Committee. The Board Governance Guidelines were adopted to further the Board’s goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s stockholders, employees, and customers. These Board Governance Guidelines set forth policies concerning overall governance practices for the Board and address leadership, succession planning, director independence, committees, and other responsibilities.

Code of Business Conduct and Ethics

The Company’s policy is to conduct its operations in compliance with all applicable laws and regulations and to operate its business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in the Company’s Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. Such Code of Business Conduct and Ethics incorporates the Code of Ethics required by Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Business Conduct and Ethics also complies with the listing standards of The Nasdaq Stock Market.

The Code of Business Conduct and Ethics is designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations and to deter wrongdoing. The Code of Business Conduct and Ethics is also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. A copy of the formally adopted Code of Business Conduct and Ethics is available on our website at www.iridex.com. We intend to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to directors and executive officers, on our web site at www.iridex.com pursuant to applicable requirements of the SEC and The Nasdaq Stock Market.

PROPOSAL ONE – ELECTION OF DIRECTORS

Composition of the Board

Our Board is currently comprised of six (6) members. At the 2021 Annual Meeting of Stockholders of the Company (the “2021 Annual meeting”), Nandini Devi was appointed to our Board, and the number of authorized directors was decreased to five (5) members. Robert Gunst and Doris Engibous did not stand for re-election to the Board at the 2021 Annual Meeting. Our Board consists of a single class of directors, each with one-year terms. On March 17, 2022, Beverly A. Huss was appointed to our Board effective March 17, 2022, and the number of authorized directors was increased to six (6) members. Following the Annual Meeting, our Board will include six members. Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until such director’s successor has been elected and qualified.

Nominees

The Nominating and Governance Committee has nominated six (6) individuals to be elected at the Annual Meeting, all of whom are presently directors of the Company. Each nominee has consented to be named as a nominee in this Proxy Statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director or that any additional persons will be nominated at the Annual Meeting.

The names of, and certain information regarding, the nominees, as of April 18, 2022, are set forth below.

Name of Nominee	Age	Principal Position at Company	Director Since
David I. Bruce	62	President and Chief Executive Officer	2018
Nandini Devi(1)(2)(5)	48	Director	2021
Robert Grove, Ph.D.(1)(4)(5)	73	Director	2018
Beverly A. Huss(1)(2)(4)	62	Director	2022
Kenneth E. Ludlum(1)(2)(3)(5)	68	Director	2019
Scott Shuda(1)(4)(5)	56	Director	2019

(1)	The Board has made the affirmative determination that such nominee is independent as defined under the listing standards of The Nasdaq Stock Market.
(2)	Member of the Audit Committee.
(3)	Audit Committee financial expert as defined in the rules of the SEC.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Governance Committee.

David I. Bruce currently serves as the President and Chief Executive Officer of the Company. He has served as a director of the Company since April 2018 and as President and Chief Executive Officer since May 2019. Mr. Bruce served as the Chief Operating Officer of Catheter Robotics, Inc., a private company focused on developing and manufacturing remote catheter systems from August 2014 to May 2016. From November 2011 to May 2014, Mr. Bruce served as President, Chief Executive Officer and director of Arstasis, Inc., a private company that manufactures and distributes vascular closure devices for arterial closure in catheterization procedures. Prior to that, Mr. Bruce served as Chief Executive Officer of EP MedSystems, a public medical device company specializing in electrophysiology systems and catheters and led the company to 30% annual growth over two years culminating in its acquisition by St. Jude Medical. Mr. Bruce holds a B.S. in Mechanical Engineering from the University of California, Berkeley, and an MBA degree from the Wharton School at the University of Pennsylvania.

Mr. Bruce has extensive experience in the medical device industry. Mr. Bruce’s executive management and his past board service and consulting experience for the boards of directors of emerging medical device companies on market penetration strategy and execution provide him with the necessary skills to serve as our President and Chief Executive Officer and on our Board.

Nandini Devi has served as a director of the Company since June 2021. Ms. Devi is also currently the Founder and Chief Executive Officer of Mpowered Health LLC (“Mpowered Health”), a consumer health company founded in 2019 that focuses on empowering consumers to make better healthcare choices while enabling payers, providers and other healthcare organizations to acquire, engage and retain consumers more effectively. Prior to founding Mpowered Health, she co-founded ZeOmega Inc. (“ZeOmega”) in 2001, and helped scale it to become one of the largest population health companies in the United States. From January 2005 until September 2018, she served in various roles at ZeOmega, including Executive Vice President, Chief Financial Officer and Chief Strategy Officer. During her tenure at ZeOmega, she led its Series A and Series B equity financing rounds and its acquisition of HealthUnity Corporation. She served on the board of directors of ZeOmega and its international subsidiaries from June 2009 to June 2019. She also served on ZeOmega’s audit committee and compensation committee from September 2013 to September 2018. Prior to ZeOmega, she worked at Accenture plc in Corporate Strategy and Mergers and Acquisitions. Her work experience spans several industries including travel, telecom, healthcare and pharmaceuticals. Ms. Devi holds an M.B.A. from the Wharton School at the University of Pennsylvania, and a B.E. in Electronics Engineering from Bangalore University.

Ms. Devi is independent and has years of leadership experience in strategy, product management, sales, marketing, business development, finance, and mergers and acquisitions. Her education and experience make her qualified to serve on our Board.

Robert Grove, Ph.D. has served as a director of the Company since October 2018. Dr. Grove currently serves as a director or an advisor to two early-stage medical device companies and was awarded a Presidential Citation at the 2019 annual meeting of the American Society for Laser Medicine and Surgery. Most recently he served as Executive Chairman for the start-up ON Light Sciences, a manufacturer of transparent gel patches for accelerated tattoo removal that was acquired by Merz North America in 2016. He was a founder and President and Chief Executive Officer of Intellectual Light, Inc. and Once Again Me, Inc., two startups focused on laser diode technology. Dr. Grove holds a Ph.D. in Instrumentation in the field of laser applications and an M.S. degree in Aeronautics and Astronautics from MIT, as well as a B.S. degree in Engineering Physics from Cornell University.

Dr. Grove is independent and has extensive experience in the field of medical laser technology. His education and experience have provided him with the experience necessary to serve on our Board.

Beverly A. Huss has served as a director of the Company since March 2022. She has served as the Chief Executive Officer of Pagonia Medical, Inc. (“Pagonia”), a private company focused on creating a novel non-invasive device for the preservation of tissue following a heart attack, stroke, traumatic brain injury and other medical conditions since January 2021. From September 2013 until January 2021, she served as President and Chief Executive Officer of Qool Therapeutics, Inc. (“Qool”), formerly Thermocure, Inc., a company focused on temperature management therapies that underwent an assignment for the benefit of creditors under California law in November 2020 as a result of the COVID-19 pandemic. Prior to joining Qool, Ms. Huss was President and Chief Executive Officer at a start-up medical device company, Vibrynt, Inc., and held multiple senior level leadership positions at Guidant Corporation, including, President, Endovascular Solutions, and Vice President, Global Marketing, Vascular Intervention, and Vice President of the Stent Business Unit. Ms. Huss currently serves on the board of directors of Pagonia, Madorra Inc., a privately-held medical device company developing solutions to improve quality of life after menopause (executive chair of the board), Accuray Incorporated, a publicly-held radiation oncology company (compensation chair), Coala-Life Group AB, a Swedish public medical device company developing heart monitors, and Ancora Heart, Inc., a privately-held medical device company developing heart failure treatments. Her prior public company board experience includes Artes Medical, Inc., Wright Medical Group N.V. and Dade Behring Holdings, Inc. Ms. Huss holds a B.S. in metallurgical engineering from the University of Illinois and a M.S. in technology management from Pepperdine University.

Ms. Huss is independent and, as a current chief executive officer with more than 25 years of management experience in the medical device industry, and a current and former member of several public and private company boards, Ms. Huss brings to the Board extensive experience in the medical device industry, including experience in the areas of business operations, management and corporate governance. Her education and experience make her qualified to serve on our Board.

Kenneth E. Ludlum has served as a director of the Company since April 2019. Mr. Ludlum is a professional board member with medical technology and biotechnology companies. He has served on the board of directors of a dozen companies. From 2002 to 2020, Mr. Ludlum served on the board of directors and as chairman of the audit committee at Natus Medical Incorporated, and as chairman of the compensation committee from June 2018 to June 2019. Mr. Ludlum has served on the board of directors and as chairman of the audit committee of Dermavant Sciences Limited, a United Kingdom company, since 2019. Mr. Ludlum has also been on the board of directors and is chairman of the audit committee of Personalis Inc., a gene sequencing company since 2015. From February 2014 to April 2016 Mr. Ludlum served as Chief Financial Officer at CareDx, a molecular diagnostics company, and prior to that served as Chief Financial Officer for other publicly traded companies. Mr. Ludlum has worked for or with health care, medical device, biotechnology or diagnostic companies since 1985. Mr. Ludlum holds a B.S. degree in Business Administration from Lehigh University and a M.B.A. degree from Columbia University Graduate School of Business.

Mr. Ludlum is independent and his executive management experience and past board services at several public companies have provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations and qualifies him as a financial expert. Mr. Ludlum also has a background in investment banking, which, coupled with his experience in finance, board service and financial leadership, provides him with the necessary skills and functional understanding to serve effectively on our Board.

Scott Shuda has served as a director of the Company since April 2019. Mr. Shuda has been a member of the board of directors of InfuSystem Holdings, Inc. (“InfuSystem”), a provider of services related to biomedical equipment, since September 2016, and was elected chairman on the board of InfuSystem in December 2018. Mr. Shuda is a Managing Director and Co-founder of Meridian OHC Partners, LP and BlueLine Partners, LLC, investment firms that focus on publicly listed technology and healthcare companies. Mr. Shuda previously served on our Board, from December 2012 to April 2017. Mr. Shuda holds both a Juris Doctor degree and a Masters of Business Administration degree from Georgetown University.

Mr. Shuda has extensive experience with the medical devices industry. He brings more than 20 years of professional experience in law, technology and entrepreneurial endeavors in the industry, including transactions that range from initial public offerings and venture financings to mergers and acquisitions. Mr. Shuda’s experience has given him the necessary skills and functional understanding to serve on our Board.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the six nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed BPM LLP (“BPM”), an independent registered public accounting firm, to audit the consolidated financial statements of the Company for fiscal year 2022 ending December 31, 2022 and recommends that stockholders vote for ratification of such appointment. BPM also served as the Company’s independent registered public accounting firm for fiscal year 2021 ended January 1, 2022. Representatives of BPM are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although action by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the ratification of this selection by the stockholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Fees Billed to the Company by the Company’s Principal Independent Registered Public Accounting Firm During the Previous Two Fiscal Years

The following table presents fees (in thousands) for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm for fiscal year 2021 ended January 1, 2022 and fiscal year 2020 ended January 2, 2021.

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees(1)	$482	$399
Audit-Related Fees(2)	15	19
Tax Fees	—	—
All Other Fees	—	—
Total	$497	$418

(1)	Audit Fees consisted of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as reviews of regulatory and statutory filings.
(2)	This category consists of assurance and related services by the Company’s independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported above under “Audit Fees.” Audit-related fees include the audit of the IRIDEX Corporation Profit Sharing 401(k) Plan Trust.

Auditor Independence

For fiscal year 2021 ended January 1, 2022, there were no other professional services provided by BPM that would have required our Audit Committee to consider their compatibility with maintaining the independence of BPM.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. Under the policy, management may use its principal independent registered public accounting firm for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. BPM did not provide any non-audit services for the Company in fiscal years 2021 or 2020.

The Audit Committee pre-approved all of the services and fees identified in the table above in accordance with its charter and applicable laws, rules and regulations.

Required Vote

If a quorum is present, the affirmative vote of a majority of the voting power of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve the ratification of the appointment of BPM. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF BPM LLP

PROPOSAL THREE – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Executive Officer Compensation,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AUDIT COMMITTEE REPORT

General

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s consolidated financial statements, as well as assisting the Board with overseeing and monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls.

Review with Management

The Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2021 ended January 1, 2022, together with the notes thereto, with management, which has primary responsibility for the consolidated financial statements. BPM, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has reviewed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission including a discussion with management and the independent registered public accounting firm about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the transparency of disclosures in the Company’s consolidated financial statements.

In addition, the Audit Committee reviewed and discussed with BPM matters related to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from BPM to the Audit Committee required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee concluded that BPM is independent from the Company and its management.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K filed as of March 15, 2022 for fiscal year 2021 ended January 1, 2022 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Kenneth E. Ludlum (Chairperson)

Nandini Devi

Beverly A. Huss

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under the Securities Act of the Exchange Act.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s executive officers as of April 18, 2022.

Name	Age	Position
David I. Bruce	62	President and Chief Executive Officer
Fuad Ahmad	52	Interim Chief Financial Officer
Patrick Mercer	50	Chief Operating Officer

For Mr. Bruce’s biography, see “Nominees” above.

Fuad Ahmad has served as our Interim Chief Financial Officer since November 2020. Mr. Ahmad has been a partner at FLG Partners since January 2013 and has served as consulting Chief Financial Officer for multiple clients of FLG Partners. From November 2019 to August 2020, Mr. Ahmad served as Interim Chief Financial Officer of Cutera, Inc. Previously, Mr. Ahmad served on an FLG Partners assignment as Chief Financial Officer of Telenav, Inc., a formerly listed enterprise software company focused on connected care and location-based services. From April 2016 to June 2018, Mr. Ahmad served as Chief Financial Officer of Quantum Corporation, a listed company focused on enterprise data storage and software defined storage workflows. From November 2015 to March 2016, Mr. Ahmad served on an FLG Partners assignment for Real Time Innovation, Inc., a private enterprise IoT software company. At Real Time Innovation, Mr. Ahmad served as an advisor to the board of directors and the chief executive officer as the company transitioned the business to subscription pricing. Prior to Real Time Innovation, Mr. Ahmad served on an FLG Partners assignment as Chief Financial Officer for Ensighten, Inc. from February 2013 until November 2015. From June 1996 to April 2012, Mr. Ahmad served in various positions with both public and private companies. Mr. Ahmad received a B.S. in Finance from Brigham Young University.

Patrick Mercer has served as our Chief Operating Officer since September 2018. Prior to joining the Company, Mr. Mercer served as Chief Operating Officer at TrackNet from May 2017 until September 2018, and as Vice President of Manufacturing at RODO Medical, Inc. from May 2015 to May 2017. Mr. Mercer also held positions at Dfine, Inc., HemoSense Inc., Revivant Corporation (acquired by Zoll Medical Corp.), and Stryker Corporation. Mr. Mercer earned his BS in Electrical Engineering and Computer Engineering from the University of Alabama.

EXECUTIVE COMPENSATION

Executive Compensation Program Philosophy and Process

IRIDEX believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of our Company. Therefore, the goals for our executive compensation program are to fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals, and promote the closer alignment of our executives’ long-term interests with those of our stockholders. The Company believes that its executive compensation program satisfies these goals and is strongly aligned with the long-term interests of our stockholders. Moreover, we believe that the structure of our executive compensation program, in rewarding the achievement of annual operating goals and emphasizing long-term stockholder value creation over short-term operating results, has benefited our Company and our stockholders by focusing on growing our core business.

Compensation Objectives and Philosophy

The Company’s compensation philosophy is designed to attract, retain, motivate and reward highly qualified executives who contribute to the success of the Company and its stockholders. To achieve these goals, the Company strives to provide a comprehensive compensation package for each of our named executive officers that is competitive with those offered by companies of similar type and size, in the same geographical area and whose executives perform functions similar to those performed by the executives of the Company. The Company also incorporates equity-based incentives into its overall compensation strategy to align the financial interests of our executives with those of our stockholders.

Role and Authority of the Compensation Committee

The Compensation Committee of the Board establishes the overall executive compensation strategies of the Company and approves compensation elements for the Company’s Chief Executive Officer and other executive officers. Among other things, the Compensation Committee reviews and advises the Board regarding all forms of compensation to be provided to the officers, employees, directors and certain consultants of the Company. In addition, each named executive officer’s individual compensation and eligibility for participation in the Company’s annual cash bonus incentive program is reviewed by the Compensation Committee and adjustments are made based upon an assessment of individual performance and potential to enhance long-term stockholder value.

The Compensation Committee consists of Ms. Huss, Mr. Shuda, and Dr. Grove. Ms. Huss serves as the Chairperson of the Compensation Committee and replaced Mr. Shuda as the Chairperson in April 2022. Mr. Shuda, in turn, took over for Ms. Engibous as the Chairperson in June 2021. Ms. Engibous was removed from the Compensation Committee in connection with her decision not to stand for re-election to the Board at the 2021 Annual Meeting. Mr. Ludlum was removed from the Compensation Committee in connection with the appointment of Ms. Devi. Ms. Devi was removed from the Compensation Committee and Ms. Huss was appointed to the Compensation Committee as the Chairperson, replacing Mr. Shuda as the Chairperson, in connection with the reconstitution of the committees on April 20, 2022. Each member of the Compensation Committee is an independent member of the Board, and no members have interlocking relationships as defined by the SEC.

The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate to obtain. The Compensation Committee may delegate any of its responsibilities to one or more of its members or to the Company’s directors or to members of management, to the extent permitted by applicable law and subject to such reporting to or ratification by the Compensation Committee as the Compensation Committee deems necessary or appropriate.

Executive Officer Compensation

In order to achieve the objectives of our executive officer compensation program to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, we provide compensation to our named executive officers in the form of competitive base salary, annual cash bonus incentives, long-term equity incentive compensation, and various benefits generally available to employees of the Company.

Our named executive officers for fiscal 2021, consist of our principal executive officer, our chief operating officer, and our interim principal financial officer, as follows:

·	David I. Bruce, our Chief Executive Officer;
·	Patrick Mercer, our Chief Operating Officer; and
·	Fuad Ahmad, our Interim Chief Financial Officer.

Base Salary

Base salary levels for the Company’s executive officers are generally targeted to be competitive with companies in the same stage of development and in the same industry and geographic area. In determining salaries of executive officers other than the Chief Executive Officer, the Compensation Committee also takes into account the Chief Executive Officer’s recommendations, the individual’s experience, contributions to corporate goals, and the Company’s performance. Approved in March 2022 and effective April 4, 2022, each of Messrs. Bruce’s and Mercer’s base salary increased by 3% from $370,800 to $381,924 and from $319,300 to $328,879, respectively.

Incentive Bonuses

The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s named executive officers and management as a team to achieve annual performance goals supporting the creation of stockholder value, using more immediate measures for performance than those reflected in the appreciation in value of stock options or other equity awards that vest (and for which the value if any is realized) over multiple years.

2021 Short-Term Incentive Plan

On March 16, 2021, the Compensation Committee approved the Company’s 2021 Short-Term Incentive Plan (the “2021 STI Plan”). Messrs. Bruce and Mercer participated in the 2021 STI Plan. The maximum amount payable under the 2021 STI Plan for each of Messrs. Bruce and Mercer was $310,360 and $165,557, respectively. Mr. Bruce’s award under the 2021 STI Plan was based entirely upon the achievement of certain corporate objectives that applied to all 2021 STI Plan participants and, Mr. Mercer’s award under the 2021 STI Plan was based both on the achievement of certain corporate objectives and certain individual management objectives (“MBO”) specific to Mr. Mercer. Each of Messrs. Bruce’s and Mercer’s award under the 2021 STI Plan was subject to the Company’s achievement of certain sales targets, as well as certain other financial-related goals. Mr. Mercer’s award under the 2021 STI Plan was additionally subject to operations-related performance goals specific to Mr. Mercer.

The following table shows the target bonus opportunities for our named executive officers under the 2021 STI Plan:

Named Executive Officer	2021 Target Bonus Opportunity	FY 2021 Target Bonus as Percentage of Base Salary
David I. Bruce	$222,480	60%
Patrick Mercer	$127,720	40%
Fuad Ahmad	$—	—

The following table provides information concerning the target bonus payout under the 2021 STI Plan, as a percentage of each respective executive officer’s target bonus opportunity, based on performance thresholds, for fiscal 2021:

	Sales Goal	Revenue Goal	Operational Goal	Individual Goal	Total
Target Performance					Target
David I. Bruce	40.0%	30.0%	30.0%	0.0%	100.0%
Patrick Mercer	30.0%	22.5%	22.5%	25.0%	100.0%

Threshold Performance					Threshhold
David I. Bruce	20.0%	15.0%	15.0%	0.0%	50.0%
Patrick Mercer	15.0%	11.3%	11.3%	20.0%	57.5%

Maximum Performance					Maximum
David I. Bruce	54.0%	45.0%	40.5%	0.0%	139.5%
Patrick Mercer	40.5%	33.8%	30.4%	25.0%	129.6%

Actual Performance Attained					Attained
David I. Bruce	35.1%	43.0%	40.5%	0.0%	118.6%
Patrick Mercer	26.3%	32.3%	30.4%	23.0%	112.0%

The corporate objectives for 2021 were weighted at 100% of Mr. Bruce’s target bonus opportunity and at 75% of Mr. Mercer’s target bonus opportunity. Attainment below the threshold performance would result in no payout for the portion allocated to a particular goal.

Mr. Mercer’s bonus opportunity for 2021 also required the achievement of certain individual goals. This individual, management by objectives (MBO)-based portion of the bonus was weighted at 25% of Mr. Mercer’s target bonus opportunity. Each individual goal had a specified weighting and the portion of the bonus allocated to such goal would become payable based on the extent to which such goal was achieved. In the event Mr. Mercer did not meet or partially meets his individual objectives, the individual performance component amount would be reduced, as determined by the Compensation Committee.

In March 2022, the Company reviewed the extent of attainment of the corporate objectives for each of our named executive officers as well as, in the case of Mr. Mercer, individual performance during the year, and determined that the amounts set forth in the “Summary Compensation Table” under the column “Nonequity Incentive Plan Compensation” be paid to the named executive officers. The bonus awards were paid to the named executive officers in March 2022. The performance against the corporate and individual objectives resulted in bonuses of $263,861 and $142,983 for Messrs. Bruce and Mercer, respectively.

For fiscal year 2022, the Compensation Committee approved the target bonus opportunity for each of Messrs. Bruce and Mercer to be 65% and 45% of base salary, respectively.

Topcon Transaction Bonuses

On August 4, 2021, the Compensation Committee approved cash bonuses in recognition of the Topcon Transactions (as defined and discussed in the section titled “Certain Relationships and Related Transactions—Transactions with Topcon Corporation”). Messrs. Bruce and Mercer received a cash bonus in the amount of $65,000 and $55,000, respectively, as set forth in the “Summary Compensation Table” under the column “Bonus”. The cash bonuses were intended to award certain key executives, including Messrs. Bruce and Mercer, for their significant efforts in achieving the Topcon Transactions and their ongoing integration efforts and successes relating to such transactions.

Stock Grants/Awards

We provide long-term incentives to executives through a value-based grant of equity awards under the Company’s 2008 Equity Incentive Plan, as amended and restated (the “2008 EIP”). The Compensation Committee (or in certain cases, the Board) determines the value of these equity awards after considering a number of factors, including for example corporate performance, individual criticality, competitive market data, the number of unvested shares held at the time of grant, the fixed total value for each executive, the available share reserve, and any other factors that the Compensation Committee (or Board, as applicable) may deem relevant. Stock options or other stock-based awards are granted to executive officers and other employees under the 2008 EIP. These stock options, restricted stock units (“RSUs”) or other stock-based awards are intended to focus the recipient on the Company’s long-term performance to improve stockholder value and to retain the services of executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options, RSUs and stock-based awards generally vest over a three-year period, based on continued employment. Factors considered in granting stock options, RSUs and stock-based awards to executive officers of the Company are the duties and responsibilities of each individual, such individual’s contributions to the success of the Company and any other factors deemed relevant by the Compensation Committee. The Company views stock options, RSUs and stock-based awards as an important component of long-term compensation for executive officers because the Compensation Committee believes that these awards motivate executive officers to manage the Company in a manner that is more closely aligned with the interests of stockholders.

2021 Awards

For 2021, the Board approved the grant to Mr. Bruce of an award of stock options covering 81,740 shares of our Common Stock with time-based vesting effective August 5, 2021. The Board also approved a grant to Mr. Bruce of an award of RSUs covering 40,260 shares of our Common Stock, effective August 5, 2021, with time-based vesting.

The Board approved a grant to Mr. Mercer of stock options covering 35,510 shares of our Common Stock, effective August 5, 2021, with time-based vesting. The Compensation Committee also approved a grant to Mr. Mercer of an award of RSUs covering 17,490 shares of our Common Stock effective August 5, 2021, with time-based vesting.

No awards were granted to Mr. Ahmad in fiscal 2021.

Additional information regarding Messrs. Bruce’s and Mercer’s RSU awards is set forth in the table below titled “Outstanding Equity Awards at 2021 Fiscal Year-End.”

2008 Equity Incentive Plan, as Amended and Restated

We maintain the 2008 EIP, which provides for the grant of the following types of equity awards: (i) stock options; (ii) restricted stock; (iii) RSUs; (iv) performance shares; (v) performance units; (vi) stock appreciation rights; and (vii) other stock or cash awards. Our 2008 EIP most recently was amended by our Board in June 2021 and approved by our stockholders in June 2021. The Board, or our Compensation Committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board may administer the 2008 EIP.

Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans generally available to our employees, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case generally on the same basis as other employees, subject to the terms of the plan and any applicable law.

401(k) Plan

The Company sponsors a 401(k) Plan under which each eligible employee may contribute, on a pre-tax basis, up to 15% of the employee’s total annual income from the Company, excluding bonuses, subject to certain IRS limitations. The Company maintains a discretionary Company match in the amount of $3,000 per year. All full-time employees who have attained age 18 are eligible to participate in the 401(k) plan. All contributions are allocated to the employee’s individual account and, at the employee’s election, are invested in one or more investment funds available under the 401(k) plan. Contributions are fully vested and not forfeitable.

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers, for services rendered to us in all capacities during fiscal years ended 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David I. Bruce	2021	368,100(4)	65,000	264,911	308,446	263,861(5)	4,109	1,274,427
President and Chief Executive Officer	2020	363,462(6)	—	56,560	137,630	90,720(7)	2,550	650,922
Patrick Mercer	2021	316,975(8)	55,000	115,084	133,997	142,983(9)	1,062	765,101
Chief Operating Officer	2020	315,962(10)	—	30,300	73,616	52,080(11)	486	472,444
Fuad Ahmad(14)	2021	560,400(12)	—	—	—	—	—	560,400
Interim Chief Financial Officer	2020	88,600(13)	—	—	—	—	—	88,600

(1)	Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. We discuss the assumptions that we used to calculate these amounts in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K, filed March 15, 2022, for the fiscal year ended January 1, 2022, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Represents payments calculated in accordance with the terms of our 2021 STI Plan, as described under “Executive Compensation.”
(3)	“All Other Compensation” consists solely of the value of life insurance premiums paid and 401(k) matching payments made by the Company.
(4)	Includes $7,131 in salary earned in 2021 but paid in 2022. Mr. Bruce’s salary earned in 2021 reflects a pro-rated annual salary of $370,800.
(5)	Mr. Bruce’s $263,861 of Nonequity Incentive Plan Compensation was earned in 2021 but paid in 2022.
(6)	Includes $6,923 in salary earned in 2020 but paid in 2021.
(7)	Mr. Bruce’s $90,720 of Nonequity Incentive Plan Compensation was earned in 2020 but paid in 2021.
(8)	Includes $6,140 in salary earned in 2021 but paid in 2022. Mr. Mercer’s salary earned in 2021 reflects a pro-rated annual salary of $319,300.
(9)	Mr. Mercer’s $142,983 of Nonequity Incentive Plan Compensation was earned in 2021 but paid in 2022.
(10)	Includes $5,962 in salary earned in 2020 but paid in 2021.
(11)	Mr. Mercer’s $52,080 of Nonequity Incentive Plan Compensation was earned in 2020 but paid in 2021.

(12)	Includes $7,400 in salary earned in 2021 but paid in 2022.
(13)	Includes $9,400 in salary earned in 2020 but paid in 2021.
(14)	Mr. Ahmad commenced service as our Interim Chief Financial Officer of the Company beginning in November 2020.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows, with respect to each of our named executive officers, the number of shares subject to options exercisable and unexercisable and the number of shares subject to RSU awards that have not vested as of the end of fiscal 2021. Mr. Ahmad did not hold any stock options, RSUs or other stock-based awards at the end of fiscal 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)(3)

David I.	4/13/18	13,750	1,250	5.69	4/13/25(4)	—	—	—	—
Bruce	5/21/19	129,167	70,833	4.92	5/21/26(5)	—	—	—	—
	5/21/19	100,000	300,000	4.92	5/21/26(6)	—	—	—	—
	10/22/19	—	—	—	—	15,558(7)	95,059	—	—
	9/3/20	42,996	86,004	2.13(8)	9/3/27(9)	—	—	—	—
	9/3/20	—	—	—	—	18,667(10)	114,055	—	—
	8/5/21	—	81,740	6.58(11)	8/5/28(12)	—	—	—	—
	8/5/21	—	—	—	—	40,260(13)	245,989	—	—
Patrick	9/18/18	24,375	5,625	6.00	9/18/28(14)	—	—	—	—
Mercer	10/30/18	—	—	—	—	2,083(15)	12,727	—	—
	6/6/19	25,000	15,000	5.04	6/6/29(16)	—	—	—	—
	10/22/19	12,666	6,334	2.25(17)	10/22/26(18)	—	—	—	—
	10/22/19	—	—	—	—	4,223(19)	25,803	—	—
	9/3/20	22,998	46,002	2.13(8)	9/3/27(20)	—	—	—	—
	9/3/20	—	—	—	—	10,000(21)	61,100	—	—
	8/5/21	—	35,510	6.58(11)	8/5/28(22)	—	—	—	—
	8/5/21	—	—	—	—	17,490(23)	106,864	—	—

(1)	Options were granted at an exercise price per share equal to the fair market value of a share of Common Stock, as determined by reference to the closing price reported on The Nasdaq Global Market on the grant date.
(2)	Options held by our named executive officers may terminate before their expiration dates if the executive’s status as a service provider is terminated, including in connection with the executive’s death or disability.
(3)	This amount reflects the fair market value of our Common Stock of $6.11 per share as of December 31, 2021 (the last business day of calendar year 2021), multiplied by the amount shown in the column for the Number of Shares or Units of Stock that have not vested.
(4)	1/48th of the total number of shares subject to the option vested on May 13, 2018, and 1/48th of the shares subject to the option vest each month thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(5)	25% of the total number of shares subject to the option vested on May 21, 2020, and 1/48th of the shares subject to the option vest each month thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(6)	These performance-based stock options represent a contingent right to purchase shares of Common Stock. This performance-based stock option award vests in 100,000 share increments, upon the Company’s stock price (measured based on the average, trailing, 60-day closing price of a share of Common Stock) achieving the stock price performance goals of $6.55, $9.00, $12.00, and $18.00 during the period from the award’s grant date through December 31, 2023, and subject to the executive continuing as a service provider through the applicable date of certification of achievement. As of fiscal year ended January 1, 2022, the Company had achieved the $6.55 stock price performance goal, and the corresponding stock option award of 100,000 shares vested.
(7)	One-third of the total number of shares subject to the award of restricted stock units vested on July 1, 2020, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(8)	This stock option was granted at an exercise price of $2.13 per share, which was equal to the average closing price of the Company’s Common Stock during the 30-day trading period preceding the date of grant.
(9)	One-third of the total number of shares subject to the option vested on June 30, 2021, and one-third of the shares subject to the option vest each one-year anniversary thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(10)	One-third of the total number of shares subject to the award of restricted stock units vested on June 30, 2021, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(11)	This stock option was granted at an exercise price of $6.58 per share, which was equal to the closing sales price of the Company’s Common Stock on the date of grant.
(12)	One-third of the total number of shares subject to the option vest on July 4, 2022, and one-third of the shares subject to the option vest each one-year anniversary thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(13)	One-third of the total number of shares subject to the award of restricted stock units vest on July 4, 2022, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Bruce continuing as a service provider through each such date.
(14)	25% of the total number of shares subject to the option vested on September 18, 2019, and 1/48th of the shares subject to the option vest each month thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(15)	25% of the total number of shares subject to the award of restricted stock units vested on October 30, 2019, and 1/48th of the shares subject to the award vest each month thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(16)	1/48th of the total number of shares subject to the option vested on July 6, 2019, and 1/48th of the shares subject to the option vest each month thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(17)	This stock option was granted at an exercise price of $2.25 per share, which was equal to 120% of the average closing price of the Company’s Common Stock during the 10-day trading period preceding the date of grant.
(18)	One-third of the total number of shares subject to the option vested on July 1, 2020, and one-third of the shares subject to the option vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(19)	One-third of the total number of shares subject to the award of restricted stock units vested on July 1, 2020, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(20)	One-third of the total number of shares subject to the option vested on June 30, 2021, and one-third of the shares subject to the option vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(21)	One-third of the total number of shares subject to the award of restricted stock units vested on June 30, 2021, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(22)	One-third of the total number of shares subject to the option vest on July 4, 2022, and one-third of the shares subject to the option vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.
(23)	One-third of the total number of shares subject to the award of restricted stock units vest on July 4, 2022, and one-third of the shares subject to the award vest each one-year anniversary thereafter, subject to Mr. Mercer continuing as a service provider through each such date.

Change in Control Severance Agreements with Messrs. Bruce and Mercer

We entered into Change in Control Severance Agreements with Messrs. Bruce and Mercer in 2019. It is expected that from time to time the Company will consider the possibility of an acquisition by another company or other change in control. We recognize that such consideration can be a distraction to our named executive officers and can cause them to consider alternative employment opportunities. We believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change in control to secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change in control, provide such individuals with an incentive to continue employment and motivate them to maximize our value upon a change in control for the benefit of stockholders, and provide such individuals with enhanced financial security. The Change in Control Severance Agreements, and the potential severance benefits payable thereunder to our named executive officers under specified circumstances, do not affect the Compensation Committee’s decisions regarding other elements of compensation. The Change in Control Severance Agreements for our named executive officers are described in further detail below.

Termination Within the Change in Control Context

If, within twelve months following a Change in Control (as defined in the 2008 EIP) or at any time prior to a Change in Control if such termination is effected at the request of any successor to the Company, such executive terminates his employment with the Company for Good Reason (as defined below), or the Company terminates such executive’s employment for a reason other than Cause (as defined below), death or disability, and, in each case, such executive signs and does not revoke a standard release of claims with the Company, then such executive will receive the following severance from the Company:

(i)	Cash Severance Payment. In the case of Mr. Bruce, a lump sum cash payment equal to 150% of his annual base salary, and in the case of Mr. Mercer, a lump sum cash payment equal to 100% of his annual base salary.

(ii)	Vesting Acceleration. Accelerated vesting as to 100% of the then unvested portion of such executive’s outstanding Company equity awards, assuming, with respect to Company equity awards subject to performance criteria, the performance criteria had been achieved at target levels.

(iii)

Continued Employee Benefits. Reimbursement from the Company for a period of up to twelve months for the premiums payable for himself and/or his eligible dependents for coverage under the Company’s benefit plans.

Definitions of “Cause” and “Good Reason”

For the purposes of the Change in Control Severance Agreements, the following definitions generally apply.

“Cause” means: (i) an act of dishonesty made by an executive in connection with such executive’s responsibilities as an employee; (ii) such executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by such executive that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) such executive’s gross misconduct; (iv) such executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom such executive owes an obligation of nondisclosure as a result of such executive’s relationship with the Company; (v) such executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) such executive’s continued failure to perform his employment duties after such executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that such executive has not substantially performed his duties and that the executive has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

“Good Reason” means the occurrence of one or more of the following events effected without an executive’s prior consent, provided that such executive terminates employment with the Company within ninety (90) days following the expiration of the Company’s Cure Period: (i) the assignment to such executive of any duties or the reduction of such executive’s duties, either of which results in a material diminution in such executive’s position or responsibilities with the Company; provided that, it being understood that the continuance of such executive’s duties and responsibilities at the subsidiary or divisional level following a Change in Control, rather than at the parent, combined or surviving company level following such Change in Control shall not be deemed Good Reason within the meaning of this clause (i); (ii) a reduction by the Company in the base salary of such executive by fifteen percent (15%) or more, unless similar such reductions occur concurrently with and apply to the Company’s senior management; (iii) a material change in the geographic location at which such executive must perform services (for purposes of this Agreement, the relocation of such executive to a facility or a location less than twenty-five (25) miles from such executive’s then-present location shall not be considered a material change in geographic location); (iv) a material reduction of facilities, perquisites or in the kind or level of employee benefits to which such executive is entitled, unless similar such reductions occur concurrently and apply to the Company’s senior management; or (v) any material breach by the Company of any material provision of the Change in Control Severance Agreement. Such executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days (“Cure Period”) following the date of such notice.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting effects in administering the executive compensation program and aims to maintain compensation expenses for our most senior executive team within reasonable levels based on relevant factors such as the Company’s operations and financials and the prevailing market practices.

Prior to 2018, Internal Revenue Code Section 162(m) (“Section 162(m)”) generally limited the federal tax deductibility of compensation paid to our Chief Executive Officers and certain other executive officers of the Company to $1 million annually unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m). As a result of the Tax Cuts and Jobs Act of 2017, the “performance-based” compensation exception under Section 162(m) was eliminated and the “covered employees” to whom Section 162(m) would apply was expanded. Accordingly, for fiscal year 2021, we generally are not able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation qualifies for the limited transition relief applicable to certain arrangements in place on November 2, 2017. The Company cannot guarantee that any compensation payable to our named executive officers will qualify for the transition relief or that the compensation will be deductible, and the Company also may from time to time provide compensation to our named executive officers that may not be deductible to the extent that the aggregate amount exceeds $1 million. However, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

We account for equity-based awards in accordance with ASC Topic 718.

Director Compensation

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2021. Subsequent to his appointment as Chief Executive Officer, Mr. Bruce did not receive additional compensation for his services as a member of our Board. Ms. Devi was first appointed as a director of the Company in 2021, and the following table reflects her receipt of a stock option to purchase 15,000 shares of Common Stock, which is our standard equity award for new directors. Additional information is discussed below in the section titled “Equity Compensation.”

Director Compensation for 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Doris Engibous(3)	22,528	—	—	22,528
Nandini Devi	25,824	40,000	62,700	128,524
Robert Grove, Ph.D.	45,901	40,000	—	85,901
Robert Gunst(4)	29,736	—	—	29,736
Kenneth E. Ludlum	59,451	40,000	—	99,451
Scott Shuda	60,736	50,000	—	110,736

(1)	Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. We discuss the assumptions that we used to calculate these amounts in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed as of March 15, 2022 for the fiscal year ended January 1, 2022, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	As of January 1, 2022, the aggregate number of shares underlying options and RSUs outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Outstanding Options	Number of Securities Underlying Unvested Stock Awards

Doris Engibous(3)	—	—
Nandini Devi	15,000	5,420
Robert Grove, Ph.D.	15,000	5,420
Robert Gunst(4)	—	—
Kenneth E. Ludlum	15,000	5,420
Scott Shuda	15,000	6,775

(3)	Ms. Engibous did not stand for re-election to the Board at the 2021 Annual Meeting.
(4)	Mr. Gunst did not stand for re-election to the Board at the 2021 Annual Meeting.

Cash Compensation

Pursuant to our non-employee director cash compensation policy, non-employee members of our Board received an annual retainer of $35,000. Each member of the Audit Committee received an annual retainer of $7,000, and each member of the Nominating and Governance Committee and the Compensation Committee received an annual retainer of $5,000. The Chairperson of the Audit Committee received an additional annual retainer of $8,000, the Chairperson of the Nominating and Governance Committee received an additional annual retainer of $4,000 and the Chairperson of the Compensation Committee received an additional annual retainer of $5,000. The Chairperson of the Board received an additional annual retainer of $15,000. These annual retainers are paid in quarterly installments in arrears. We reimburse members of the Board and Board committees for reasonable out-of-pocket expenses incurred by them in attending such meetings.

Equity Compensation

Pursuant to our non-employee director equity compensation policy, on the date of each annual meeting of stockholders each non-employee director automatically receives an RSU grant equal to $40,000 worth of Common Stock (determined based upon the fair market value of the shares at the time such RSU award was granted) under our 2008 EIP. Each RSU grant vests in full on the earlier of the one-year anniversary of the date of grant or our next annual meeting of stockholders, subject to the non-employee director’s continued service as a Board member through the vesting date. The Chairperson of our Board received an additional annual retainer in the form of an RSU grant equal to $10,000 worth of Common Stock.

Director Compensation for 2022

In March 2022, the Board determined that non-employee director compensation levels were below median, when compared to the Company’s primary peers, and was advised by an outside advisor that an adjustment to near the median pay levels among peer company directors was warranted to maintain a competitive pay level for our independent directors.

The following table provides information concerning the adjusted compensation for each of our non-employee directors for fiscal 2022 that we intend to implement at the Board meeting following the Annual Meeting:

Annual		Additional Retainer for the Chairperson of the Board	Additional Retainer for the Committee Chairperson of			Additional Retainer for a Committee Member
Equity	Retainer	Retainer	Audit	Compensation	Nominating and Governance	Audit	Compensation	Nominating and Governance
$75,000	$35,000	$35,000	$15,000	$10,000	$9,500	$7,500	$5,000	$4,000

Information on Compensation Risk Assessment

Management periodically reviews our incentive compensation programs at all levels within the organization and reports to the Compensation Committee with respect to its findings. Employee cash bonuses are based on company-wide and individual performance, and management discretion (with respect to our non-executive employees), and our Compensation Committee and the Board have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance and retention requirements. Equity awards have long-term vesting requirements to ensure that recipients’ focus is on our long-term success.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of January 1, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	2,026,382(2)	$5.07(3)	1,122,381(4)

(1)	Includes the 2008 Equity Incentive Plan, as amended and restated (“2008 EIP”).
(2)	Includes 253,761 shares subject to RSUs that were outstanding as of January 1, 2022 that were issued under the 2008 EIP.
(3)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)	Shares subject to awards of restricted stock, restricted stock units, performance shares or performance units issued under the 2008 EIP and that are granted with a per share or unit purchase price less than 100% of the fair market value on the date of grant count against the maximum aggregate number of shares that may be issued pursuant to awards as 1.5 shares for every one share subject to such an award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of April 18, 2022, by (i) each person (or group of affiliated persons) who is the beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee for director, (iii) each of the Company’s executive officers named in the Summary Compensation Table appearing herein and (iv) all of the Company’s directors and executive officers as a group:

	Beneficial Ownership as of April 18, 2022
	Number of Shares(2)	Percent of Total (%)(2)
5% Stockholders, Directors and Officers(1)
Topcon America Corporation(3)	1,612,122	10.1%
Stanley Manne Trust (4)	1,072,215	6.7%
Directors
David I. Bruce(5)	340,145	2.1%
Nandini Devi(6)	12,170	*
Robert Grove, Ph.D.(7)	107,114	*
Beverly A. Huss(8)	938	*
Kenneth E. Ludlum(9)	46,847	*
Scott Shuda(10)	52,890	*
Named Executive Officers
David I. Bruce(5)	340,145	2.1%
Patrick Mercer(11)	117,687	*
Fuad Ahmad	—	*
All current directors and executive officers as a group (8 persons)(12)	677,791	4.1%

*	Represents less than 1% of the total.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 18, 2022, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 15,885,307 shares of Common Stock outstanding on April 18, 2022.
(3)	Includes shares of Common Stock held directly by Topcon America Corporation. Topcon Corporation is the sole shareholder of Topcon America Corporation. Each of Topcon America Corporation and Topcon Corporation may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Topcon America Corporation. This information was obtained from a Form 13D filed with the SEC on March 23, 2021.
(4)	Stanley Manne Trust is located at 3737 North East 214th Street, Aventura, Florida 33180. This information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2018.

(5)	Consists of (i) 32,149 shares of Common Stock held by Mr. Bruce and (ii) 307,996 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022.
(6)	Consists of (i) 3,000 shares of Common Stock held by Ms. Devi, (ii) 3,750 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 5,420 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.
(7)	Consists of (i) 87,944 shares of Common Stock held by Dr. Grove, (ii) 13,750 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 5,420 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.
(8)	Consists of 938 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022.
(9)	Consists of (i) 29,552 shares of Common Stock held by Mr. Ludlum, (ii) 11,875 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 5,420 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.
(10)	Consists of (i) 34,552 shares of Common Stock held by Mr. Shuda, (ii) 11,563 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 6,775 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.
(11)	Consists of (i) 24,107 shares of Common Stock held by Mr. Mercer, (ii) 93,164 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 416 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.
(12)	Includes (i) 211,304 shares of Common Stock held by all current directors and executive officers as a group, (ii) 443,036 shares of Common Stock subject to options exercisable within 60 days of April 18, 2022, and (iii) 23,451 shares of Common Stock issuable pursuant to RSUs that are subject to vesting conditions within 60 days of April 18, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation arrangements with our directors and executive officers discussed above in the section titled “Executive Compensation” and except as described below, there were no transactions in the last two fiscal years or currently proposed transactions in which we have been a participant and:

·	the amounts involved exceed the lesser of $120,000 or one percent of the average of our total assets at year end of the last two completed fiscal years; and

·

any of our directors, nominees for director, executive officers or holders of more than five percent of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by any such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Transactions with Topcon Corporation

On March 2, 2021, we entered into a series of strategic transactions with Topcon Corporation (“Topcon”) Topcon America Corporation (the “Investor”) and Topcon Medical Laser Systems, Inc., a subsidiary of Topcon (the “Seller”) (such transactions, the “Topcon Transactions”), which included (i) an asset purchase agreement with the Seller, pursuant to which we acquired substantially all the assets (except for cash and cash equivalents) of the Seller, including rights to the PASCAL product, (ii) a distribution agreement with Topcon dated March 2, 2021, pursuant to which we granted Topcon the exclusive right to distribute our retina and glaucoma products in certain geographies outside the United States, and (iii) an investment agreement with Investor dated March 2, 2021, pursuant to which the Investor acquired 1,618,122 shares of the our Common Stock for an aggregate purchase price of $10 million.

Policies and Procedures for Related Party Transactions

Our written policies and procedures adopted by the Board provide that, if any of our directors, officers or employees has a significant direct or indirect financial interest in a transaction between us and a third party, subject to specified exceptions and other than those that involve compensation, such interest must be disclosed to and approved by the Company. Our Audit Committee has the principal responsibility for reviewing and approving in advance any proposed related party transactions pursuant to these policies and procedures.

OTHER MATTERS

Delinquent 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our Common Stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms filed with the SEC, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended January 1, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of a Form 3 for Topcon America Corporation reporting ownership of Common Stock on March 10, 2021, which was due on March 22, 2021, but was filed on April 1, 2021, due to administrative error.

The Board does not know of any other matters to be presented at this meeting. If any other matters properly come before the meeting, it is the intention of the designated proxies to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated: April 29, 2022

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - David I. Bruce 04 - Beverly A. Huss 02 - Nandini Devi 05 - Kenneth E. Ludlum 03 - Robert Grove, Ph.D. 06 - Scott Shuda 2. To ratify the appointment of BPM LLP as the independent registered public accounting firm of the Company for fiscal year 2022 ending December 31, 2022. For Against Abstain For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement. In his discretion, the proxy and attorney-in-fact is authorized to vote upon such other matters which may properly come before the meeting and any adjournment(s) or postponement(s) thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporate name by authorized person. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

03MA0F 1 U P X + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/IRIX q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — IRIDEX Corporation THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2022 ANNUAL MEETING OF STOCKHOLDERS — June 15, 2022 The undersigned stockholder of IRIDEX Corporation, a Delaware corporation (“IRIDEX”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated on or around April 18, 2022, and hereby appoints David I. Bruce and Scott Shuda, each of them, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of IRIDEX to be held on June 15, 2022, at 9:00 a.m., Pacific Time, at the principal offices of IRIDEX located at 1212 Terra Bella Avenue, Mountain View, California 94043, and at any adjournment(s) or postponement(s) thereof and to vote all shares of Common Stock of IRIDEX which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of each of the director nominees listed, FOR ratification of the appointment of BPM LLP as the independent registered public accounting firm of the Company for fiscal year 2022 ending December 31, 2022, and FOR approval, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement and as said proxies deem advisable on such other matters as may come before the meeting and any adjournment(s) or postponement(s) thereof. The Board of Directors unanimously recommends a vote “FOR” each of the director nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. CONTINUED AND TO BE SIGNED ON REVERSE SIDE